EXHIBIT 11 -- COMPUTATION OF INCOME (LOSS) PER SHARE

                                                     Three Months                   Six Months
                                                   Ended June 30,               Ended June 30,
                                               1996          1995           1996          1995
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PRIMARY
Average shares outstanding ..........     6,548,946     6,526,825      6,550,612     6,523,260

Net effect of dilutive stock options-
based on the treasury stock method
using average market price (1) ......         7,237                        3,619        48,304
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                                          6,556,183     6,526,825      6,554,231     6,571,564
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Net income (loss) (in thousands) .....   $       916   $      (285)   $     1,745   $       341
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Per share amount ....................   $       .14   $      (.04)   $       .27   $       .05
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(1)    Common stock equivalents have not been considered in computing losses per share as the effect is anti-dilutive.